Exhibit 10.2

In accordance with Items 601(a)(6) and 601(b)(10) of Regulation S-K, certain portions of this exhibit have been omitted because the information (i) is not material and (ii) is information that is considered private or confidential. The omissions have been indicated by “[****]”.

Transition, Separation and Release Agreement

This Transition, Separation and Release Agreement (the “Agreement”), dated March 24, 2021, is made by and between Omar Javaid (“you”) and Vonage Holding Corporation (together with Vonage America, Inc. the “Company”). This Agreement is effective on the 8th day after you sign it, provided you do not revoke it before that day in accordance with Section 8(b) of this Agreement (the “Effective Date”). If you do not sign this Agreement by 21 days from the date it was first presented to you (the “Expiration Date”), it will be null and void and can no longer be accepted by you.

1.Separation Date. Your last day of employment with the Company will be May 31, 2021 or such other date that your employment is terminated in accordance with Section 2 of this Agreement. The actual date of your employment with the Company ends is the “Separation Date.” On the Separation Date, the Company will provide you with your final paycheck, which will include your final wages through the Separation Date, less applicable taxes and withholdings, in accordance with applicable law. You will not represent yourself as being an employee, officer, attorney, agent, or representative of the Company for any purpose after the Separation Date. The Company will reasonably consult with you on the initial internal and external announcements regarding your transition and departure.
2.Transition. During the period between the date of this Agreement and the Separation Date (the “Transition Period”), you shall (i) be placed on “garden leave”, meaning that you shall not be required to perform any employment duties other than to aid in the transition by being reasonably available remotely to answer questions that may arise during such period and (ii) continue to abide by all of the Company’s general policies and procedures in effect from time to time. Your employment with the Company will only be terminated by the Company prior to May 31, 2021 for (i) a material breach of this Agreement without cure after 5 days’ written notice by the Company detailing the nature of the breach, (ii) a breach of the ECA (as defined in Section 11 below) without cure after 5 days’ written notice by the Company detailing the nature of the breach, or (iii) Cause as defined in Section 5 of the Offer Letter between you and the Company dated June 7, 2015. The Company acknowledges that it is not aware of any such breach or event of Cause prior to its execution of this Agreement. During the Transition Period, you will continue to receive your regular salary, payable in accordance with the Company’s normal payroll practices and remain eligible for the Company’s standard benefits, subject to the terms and conditions of the plans. Upon mutual agreement in a writing signed by you and the CEO, the parties may amend the Separation Date to select a later date and extend the Transition Period. Your employment with the Company will be at-will during any extension of the Transition Period beyond May 31, 2021. For the sake of clarity, the Company acknowledges that you may spend some portion of your business time during the Transition Period on your search for new employment.
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3.Severance. If you: (i) execute, do not revoke, and comply with this Agreement; (ii) execute and do not revoke the Certificate of Reaffirmation (attached to this Agreement as Exhibit A) on or after the Separation Date per its terms; and (iv) continue to comply with the terms of this Agreement, including your obligations in Sections 10, 11, and 12, the Company will provide you with the following benefits (collectively, the “Severance Benefits”):
a.Continuation of your base salary for 12 months, payable in accordance with normal Company payroll processes and paid less all applicable deductions and withholdings (the “Severance Pay”). The Severance Pay will begin to be paid on the first Company payroll date that is ten (10) days after your sign the Certificate of Reaffirmation, provided you have not revoked it. The Certificate of Reaffirmation cannot be signed before the Separation Date.
b.If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans, then the Company will reimburse you for the out-of-pocket expenses you incur from COBRA premiums that are necessary to continue you and your covered dependents’ health insurance coverage at the contribution level in effect on the Separation Date, as may be amended pursuant to Section 2 of this Agreement, until the earliest of: (1) 12 months following the Separation Date; (2) the date you become eligible for health insurance coverage from a new employer; or (3) the date you are no longer eligible to continue coverage under COBRA. You will need to submit proof of payment of COBRA premiums to Benefits@vonage.com with a cc: to the Chief Human Resources Officer and/or Chief Legal Officer, within thirty (30) days of paying such amounts. The Company will reimburse you for payment of such COBRA premiums within thirty (30) days of receiving proof of such payments.
c.A pro-rata share of the annual bonus you would have been eligible to receive for the Company’s current fiscal year based upon your length of service in the current fiscal year (“Pro-Rata Bonus”). The amount of the Pro-Rata Bonus is subject to the Company’s determination of the final applicable payout factors under its annual bonus program and shall be determined in accordance with the manner in which the Company calculates annual bonuses for its executives. The Company will pay you the Pro-Rata Bonus at the time annual bonuses are paid to Company executives in 2022 but no later than March 31, 2022.
4.Health Insurance. Your benefits under the Company’s group health plans will continue until the Separation Date, as may be amended pursuant to Section 2 of this Agreement. After that date, as provided by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense (except as set forth in Section 3(b)) and, later, to convert to an individual policy if you wish. You will be provided with a separate notice of your COBRA rights.
5.Equity. Pursuant to the terms of the Vonage Holdings Corp. Amended and Restated 2015 Equity Incentive Plan and other equity incentive plans of the Company, as applicable (the “Equity Plans”), and the restricted stock unit award notices and agreements issued to you thereunder (the “RSU Agreements”), vesting of your restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) will continue through the Transition Period
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and cease vesting on the Separation Date. The RSUs and PRSUs remain subject to the terms and conditions of the Equity Plans and RSU Agreements. Any RSUs or PRSUs that remain unvested as of the Separation Date will be forfeited pursuant to the RSU Agreements and the Equity Plans. For the avoidance of doubt, you shall not be eligible to receive additional grants of equity awards in 2021 or subsequent years.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to and will not receive any additional compensation or benefits from the Company after the Separation Date.
7.Expense Reimbursements. Within ten (10) days of the Separation Date, you agree to submit your final documented expense reimbursement statement reflecting any and all business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses through your Separation Date pursuant to its regular business practice and policy.
8.General Release and Waiver.
a.In exchange for the Severance Benefits and other consideration under this Agreement, to which you agree you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to:
i.all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;
ii.all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury,
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negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;
iii.all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and
iv.any other Claims of any kind whatsoever, from the beginning of time until the date you sign this Agreement, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.
By way of example and not in limitation, Claims released include any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Age Discrimination in Employment Act (“ADEA”); the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; the National Labor Relations Act; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Act; retaliation claims under the New Jersey Workers’ Compensation Law; the California Fair Employment and Housing Act (FEHA), the California Labor Code; the California Constitution; the California Family Rights Act (CFRA); and/or any other federal, state, local or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.
b.Specific Release of ADEA Claims. You further unconditionally release and forever discharge the Company Parties from any and all Claims that the Employee Parties may have as of the date you sign this Agreement arising under the ADEA. By signing this Agreement, you acknowledge and confirm that: (i) you have been advised by the Company to consult with an attorney of your choice before signing this Agreement and the Certificate of Reaffirmation; (ii) you were given no fewer than twenty-one (21) days to consider the terms of the Agreement and the Certificate of Reaffirmation, although you may sign them sooner if desired (provided that you cannot sign the Certificate of Reaffirmation before the Separation Date); (iii) you are signing this Agreement and the Certificate of Reaffirmation in exchange for good and valuable consideration which is in addition to anything of value to which you are already entitled; (iv) you have seven (7) days from the date of signing this Agreement to revoke this Agreement (and will have seven (7) days from the date of signing the Certificate of Reaffirmation to revoke the Certificate of Reaffirmation) by delivering to the Company a written notice of revocation that is received by the Company before the end of such seven-day period to Susan Quackenbush, Chief Human Resources Officer, [****], 23 Main Street, Holmdel, NJ 07733, but you understand that you will not be eligible for any Severance if you revoke this
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Agreement or the Certificate of Reaffirmation because your eligibility for any such Severance is contingent upon you signing and not revoking the Agreement and Certificate of Reaffirmation; (v) the release contained in this Section does not apply to rights and claims that may arise after the date on which you sign this Agreement or the after the date you sign the Certificate of Reaffirmation, and (vi) you knowingly and voluntarily accept the terms of this Agreement. You further agree that any change to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day period for you to consider the terms of this Agreement.
c.Protected Rights. Notwithstanding the foregoing, you do not waive or release rights or Claims (i) that may arise from events that occur after the date this waiver is execute, (ii) to enforce this Agreement, (iii)_to indemnification and advancement of attorneys’ fees and costs for your acts or omissions during your employment to the maximum extent permitted by the Company’s organizational documents and applicable law, which rights are incorporated herein by reference, (iv) to coverage under the Company’s directors and officers liability insurance, or (v) rights to vested benefits under the Company’s employee benefit and retirement plans.
d. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other federal government agency, or similar state or local agency (“Government Agencies”). You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Government Agencies, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan, but it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.
e.Waiver of Section 1542. You also agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or any other comparable statute of any jurisdiction, which states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES
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NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
9.Your Acknowledgments and Affirmations. You acknowledge and agree that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases.
10.Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate the return of Company property with Jason Battaglia at [****] and/or thesupport.squad@vonage.com. Receipt of the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.
11.Confidential Information and Post-Termination Obligations. You acknowledge that your rights and benefits under this Agreement, including continued payment of any of the Severance Benefits, are expressly conditioned upon your execution and return of, and continued compliance with, the Employment Covenants Agreement (“ECA”) attached to this Agreement as Exhibit B. You acknowledge your continuing obligations under your ECA to not use or disclose any confidential or proprietary information of the Company and to refrain from certain competitive activities and solicitation of the Company’s customers, employees, and consultants. In the event of any inconsistency between this Agreement and the ECA, the ECA shall govern, except that, notwithstanding anything to the contrary contained in the ECA, the noncompete in Section 5 thereof shall only restrict you from performing services for: [****], or any current or future parent, subsidiary, affiliate, partner, joint venturer, agent, consultant, independent contractor, successor, or acquirer thereof (the “Named Competitors”); except that (A) you shall not be restricted from working in or for (i) any department, division, section, or affiliate of Amazon, Google, Microsoft or Cisco that does not engage in the Business as defined in Appendix A to the ECA, or (ii) any affiliate other than a subsidiary of any other Named Competitor that does not engage in the Business as defined in Appendix A to the ECA and (B) with respect to any department, division, section, or affiliate of the Named Competitors listed in paragraph 11(A)(i) who may reasonably be deemed to engage in the Business as defined in
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Appendix A to the ECA, but are customers of the Company, the Company, in its sole but reasonable discretion, may waive the terms of this section upon your written request. Notwithstanding the foregoing, to the extent that you are performing services for an entity and that entity is subsequently acquired by a Named Competitor, you shall not be required to cease performing such services. Receipt of the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon your continued compliance with the ECA.
12.    Confidentiality. You agree that the provisions of this Agreement will be held in strictest confidence by you and that you will not publicize or disclose them in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Nothing in this Section or this Agreement restricts or impedes you from exercising protected rights, including rights under the National Labor Relations Act or the federal securities laws, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
13.No Admission. This Agreement does not constitute an admission by the Company or you of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
14.Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 10, 11 and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that the prevailing party in any legal or equitable action under this Agreement (including the ECA) will be entitled to all reasonable costs and attorneys’ fees.
15.Miscellaneous. This Agreement, including the ECA and Certificate of Reaffirmation, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is
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determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New Jersey. You agree that any and all disputes arising out of or relating to this agreement shall be governed by the Arbitration Agreement between you and the Company dated July 20, 2015 and that the arbitrator has the authority to award attorney’s fees and costs to the prevailing party (the party receiving substantially the relief sought). You acknowledge and agree that (i) you were in fact individually represented by legal counsel in negotiating the terms of this Agreement; (ii) on the advice of counsel, pursuant to California Labor Code § 925(e), you expressly waive any rights under California Labor Code § 925(a)-(d); (iii) the laws of the State of New Jersey shall govern this Agreement without regard to New Jersey’s conflict of law rules; and (iv) any claim arising out of or relating to this Agreement shall be governed by the Arbitration Agreement between you and the Company dated July 20, 2015.
16.Section 409A. All payments being made pursuant to this Agreement are intended to be exempt from the requirements of Internal Revenue Code Section 409A ("Section 409A"), and the Letter Agreement shall be interpreted and administered accordingly. The Separation Date is intended to be a "separation from service" for purposes of Section 409A. If an amount is to be paid in installments, then each installment shall be treated as a separate and distinct payment for purposes of Section 409A. The parties agree that this Agreement may be amended as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder.

[Signature Page Follows]

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Vonage Holding Corporation:
By:     /s/ Susan Quackenbush
Name: Susan Quackenbush
Title: Chief Human Resources Officer

March 25, 202    1
Date
Omar Javaid:

/s/ Omar Javaid
Signature
March 24, 2021
Date
Approved as to Form By:
By:     /s/ Bonnie Klugman
Name:
Counsel for Omar Javaid

March 25, 2021
Date
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